Amendment to the LifePoint Hospitals, Inc.

Amended and Restated Management Stock Purchase Plan

This Amendment to the LifePoint Hospitals, Inc. Amended and Restated Management Stock Purchase Plan (the “Plan”) is effective as of the 18th day of April, 2012.

Whereas, LifePoint Hospitals, Inc. (the “Company”) established the Plan in order to provide a proprietary interest in the Company through stock ownership;

Whereas, the Board of Directors of the Company desires to amend the Plan to provide for the pro-rata allocation and purchase of available shares based on salary deferrals if the total number of shares to be purchased on a grant date exceeds the number of shares available for use under the Plan;

Whereas, the Board of Directors of the Company also desires to suspend the right to acquire Purchased Shares under the Plan indefinitely after July 1, 2012; and

Whereas, Section 12 of the Plan provides that the Board of Directors of the Company may amend or suspend the Plan;

Now, Therefore, the Plan is hereby amended as follows:

1.	The following paragraph is added to the end of Section 5:

If the total number of Shares to be purchased on a grant date with the aggregate salary reductions for all Participants for pay periods ending since the next preceding grant date exceeds the number of authorized Shares pursuant to Section 4 (after deducting Shares that have been previously purchased), the Committee shall make a pro-rata allocation of the available Shares remaining based on the respective aggregate salary deferrals for each Participant as of the grant date. Any remaining salary reductions for which no Shares are available shall be returned to the respective Participants as soon as possible but in any event no later than 30 days after the grant date for which there were insufficient Shares.

2.	Section 13 is deleted and replaced with the following:

13.	Term of the Plan.

The Plan shall remain in effect until such time that it is terminated by the Board. Notwithstanding the foregoing or any other provision of the Plan to the contrary, if the Plan shall be suspended then no Purchased Shares may be granted and no Purchased Share Units may be credited to Participants under the Plan after the effective date of such suspension. Any and all salary deferral elections under Section 5 of the Plan that are in effect as of the effective date of the suspension shall also be suspended and given no effect for the remainder of the applicable calendar year, and no further salary deferrals shall be made under Section 5 of the Plan while the Plan is suspended. The Plan shall remain suspended until the Board reinstates the Plan or takes some other appropriate action. Notwithstanding the foregoing, the suspension of the Plan shall not alter or impair any rights or obligations in respect to Purchased Shares or Purchased Share Units held by or credited to any Participant as of the effective date of the suspension, without the consent of such Participant.

In Witness Whereof, the undersigned officer has executed this instrument to signify the adoption of this Amendment by the Company on the date and year written above.

LifePoint Hospitals, Inc.

By:	/s/ John P. Bumpus

Title:	Executive Vice President and Chief Administrative Officer